TRI-PARTY AGREEMENT FOR ETF DISTRIBUTION

SERVICES

THIS AGREEMENT is made as of  December 10, 2025, between Archer Investment Series Trust (the "Trust" and/or Investment Company "IC", or "Fund"), a Ohio statutory trust, Archer Investment Corporation, The Registered Investment Advisor (the "Advisor") and Arbor Court Capital, LLC ("ACC"), a limited liability corporation organized and existing under the laws of the State of Ohio.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest ("Shares") for sale to the public under the Securities Act of 1933, as amended ("1933"), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS, the Trust creates and redeems shares of beneficial interest (the "Shares") of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement

WHEREAS, the Shares of each Fund are or will be listed on one or more national securities exchanges (together, the "Listing Exchanges");

WHEREAS, the Trust desires to retain ACC as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS, this Agreement has been approved by a vote of the Trust's board of trustees or directors ("Board") and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS, ACC is willing to act as principal underwriter for the Trust on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1.

Appointment. The Trust hereby appoints ACC as its agent to be the principal underwriter of the Shares with respect to the creation and redemption of Creation Units of each Fund listed in Schedule A hereto (as may be amended by the Trust from time to time on written notice to ACC) on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and ACC hereby accepts such appointment and agreement to act in such capacity.

2.

Services and Duties of ACC.

(1)

ACC agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System ("CNSS") of the National Securities Clearing Corporation (the "NSCC Participants") that have executed a Participant Agreement (the "Authorized Participants"), as defined in paragraph 3 (b) hereof, with the Distributor, as accepted by the Transfer Agent, and to transmit such orders to the Custodian and Transfer Agent in accordance with the Registration Statement; provided, however, that nothing herein shall affect or limit the right and ability of the Custodian to accept Deposit Securities and related Cash Components through or outside the CNSS clearing processes of National Securities Clearing Corporation, and as provided in and in accordance with the Registration Statement. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as such arrangements do not diminish the Distributor's ability to perform the services hereunder.

(2)

ACC agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) at the request of the Trust and subject to review by the Trust prior to execution, the Distributor shall negotiate, enter into and execute Participant Agreements between Authorized Participants and the Distributor, subject to acceptance by the Transfer Agent, for the purchase of Creation Units of the Funds, in accordance with the Registration Statement ("Participant Agreement"); (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver copies of the Prospectus, included in the Registration Statement, to purchasers of such Creation Units and, upon request, the Statement of Additional Information and proxy voting policies; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent as designated by the Trust.

(3)

ACC, agrees to use all reasonable efforts to secure purchasers of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreement.

(4)

All activities by the ACC and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement, the instructions of the Fund's investment adviser, and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, any current and future exemptive orders received by the Trust from the Commission or other regulatory body, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges..

(5)

Except as otherwise noted in the Registration Statement, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement.

(6)

If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor's authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(7)

ACC is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. The Distributor shall be entitled to rely on information provided to it by the Trust and its respective service providers, including the Adviser, reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust's shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, by reason of its reckless disregard of its obligations and duties under this Agreement or otherwise not acting in accordance with the standards set forth herein.

(8)

ACC shall ensure that all direct requests for Prospectuses, Statements of Additional Information, product descriptions, periodic fund reports and proxy voting policies, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Prospectuses and Statements of Additional Information and product descriptions to be provided to purchasers in the secondary market. The Distributor will make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (ii) as may otherwise be required by the Commission. The Distributor shall not bear any costs associated with printing Prospectuses, Statements of Additional Information, marketing and advertising materials, and all other such materials provided by the Trust and its respective service providers.

(9)

ACC shall: review and approve as principal all marketing and advertising materials for compliance with applicable laws and conditions of any applicable exemptive order and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder, or other applicable rules or regulation, or as otherwise reasonably requested by the Trust or Adviser. The parties anticipate that the uploading of marketing and advertising materials by Adviser, the review, comment and sign-off by Distributor, posting of FINRA comment and response letters and all other activities associated with the foregoing will generally occur through the Web Portal. All such marketing and advertising materials must be approved, in writing or via the Web Portal, by the Adviser and Distributor prior to use. In addition, the Distributor agrees that it shall use its best efforts to obtain from the Adviser, and the Trust agrees to use its best efforts to cause the Adviser to provide to the Distributor, all marketing and advertising materials, including FINRA comment and response letters, in electronic format, and make such materials available as soon as reasonably practicable after the effective date.

(10)

ACC shall not offer any Shares and shall not accept any orders for the purchase or sale of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Commission; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust's obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(11)

ACC agrees to maintain and preserve for the periods prescribed by Rule 31a2 under the 1940 Act; such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act unless any such records are surrendered as provided below. The Distributor agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request by the

Trust or Adviser; provided that Distributor may retain all records, or if permissible, copies of all records that it is required to maintain as a broker-dealer pursuant to applicable FINRA and SEC rules and regulations. Records may be surrendered in either written or machine-readable form, at the option of the Trust or Adviser. Upon the reasonable request of the Trust or Adviser, copies of any such books and records shall be provided by the Distributor. The Distributor shall assist the Trust and its agents or, upon approval of the Trust, any regulatory or self-regulatory body, in any requested review of the Trust's books and records, and reports by the Distributor, its independent accountants or other independent reviewer concerning its exchange traded products order processing system and such books, records, reports and system will be open to such entities for audit or inspection upon reasonable request.

(12)

ACC agrees to maintain compliance policies and procedures (a "Compliance Program") that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor's services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust's Chief Compliance Officer or Board of Trustees.

(13)

ACC shall maintain at all times during the term of this Agreement a business continuity plan and upon reasonable request, the Distributor shall discuss with the Trust or the Trust's Chief Compliance Officer any business continuity/disaster recovery plan of the Distributor and/or provide presentations regarding such plan.

(14)

ACC shall act in good faith and without willful misfeasance, gross negligence or bad faith and agrees to exercise the care and expertise of a leading provider of distribution services in carrying out the provisions of this Agreement and use all reasonable efforts (or such higher standard set forth herein) in performing the services under this Agreement.

(15)

ACC shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

3.

Duties of the Trust.

(1)

The Trust shall keep ACC fully informed of its affairs that impact this Agreement and shall provide to ACC from time to time copies of all information, fmancial statements, and other papers that ACC may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountant and such reasonable number of copies if the most current Prospectus, Statement of Additional Information ("SAI"), and annual and interim reports as ACC may request, and the Trust shall fully cooperate in the efforts of ACC to sell and arrange for the sale of Shares.

(2)

The Trust agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus and Statement of Additional Information.

(3)

The Trust shall maintain a currently effective Registration Statement on Form N-lA with the Securities and Exchange Commission (the "SEC"), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Trust shall notify ACC in writing of the states in which the Shares may be sold and shall notify ACC in writing of any changes to such information.

The Trust shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trust's communication with persons who are shareholders.

(4)

The Trust shall not use any advertisements or other sales materials that have not been (i) submitted to ACC for its review and approval, and (ii) been filed with the appropriate regulators or qualifies for a specific exception from filing.

(5)

The Trust represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to ACC and the services it provides that are based upon written information furnished by ACC expressly for inclusion therein) of the Trust shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to ACC, shall be true and correct in all material respects.

(6)

The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and Statement of Additional Information and product description as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of semi-annual reports and annual audited reports of the Trust's books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Trust shall keep the Distributor informed of the jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

4.

Withdrawal of Offering. The Trust reserves the right at any time to withdraw all offerings of any or all Shares by written notice to ACC at its principal office. No Shares shall be offered by either ACC or the Trust under any provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

6.

Services Not Exclusive. The services furnished by ACC hereunder are not to be deemed exclusive and ACC shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Trust reserves the right to (i) sell Shares to investors on applications received and accepted by the Trust; (ii) issue Shares in connection with a merger, consolidation or recapitalization of the Trust; or (iii) issue additional Shares to shareholders.

7.

Expenses of the Trust. The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trust/IC including, but not limited to, (i)fees and disbursements of its counsel and independent public accountant;(ii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iii) such other expenses related to the communications with persons who are shareholders of the Trust; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trust, and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the Trust shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. ACC does not assume responsibility for any expenses not assumed hereunder.

8.

Compensation. As compensation for the series performed and the expenses assumed by ACC under this Agreement, the Trust will pay to ACC, as promptly as possible after receipt of a monthly or quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

9.

Status of ACC. ACC is an independent contractor and shall be agent of the Trust/IC only with respect to the sale and redemption of Shares.

10.

Indemnification.

a.

The Trust agrees to indemnify, defend, and hold ACC, its officers and directors, and any person who controls ACC within the meaning of Section 15 of 1933 Act ("ACC entities"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that ACC its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Trust to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect ACC against any liability to the Trust or its shareholders to which ACC would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b.

The Trust shall not be liable to ACC or ACC entities under this Agreement with respect to any claim made against ACC or any person indemnified unless ACC or other such person shall have notified the Trust in writing of the claim within 10 days of such receipt after the summons or other first written notification giving information of the nature of the claim shall have been served upon ACC or such other person (or after ACC or the person shall have received notice of service on any designated agent.) However, failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to ACC or any other person against whom such action is brought otherwise than on account of this Agreement.

c.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Trust agrees to promptly notify ACC of the commencement of any litigation or proceedings against it or any its officers, directors or trustees in connection with issuance or sale of any of its Shares.

d.

ACC agrees to indemnify, defend, and hold the Trust, its officers and trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Trust, its trustees or officers, or any such controlling person may incur under the 1933

Act, or under common law or otherwise, resulting from ACC's willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by ACC to the Trust for use in the Registration Statement, Prospectus or SAI arising out of or based upon any omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

e.

ACC shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if ACC elects to assume the defense, the defense shall be conducted by counsel chosen by ACC and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that ACC elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If ACC does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them. ACC agrees to promptly notify the Trust/IC of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with issuance or sale of any of the shares.

11.

Duration and Termination.

a.

This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trust's Board who are neither interested persons (as defined in the 1940 Act) of the Trust ("Independent trustees/directors") or of ACC, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trust.

b.

Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Trust on sixty days' written notice to ACC, or by ACC at any time, without the payment of any penalty, on sixty days written notice by ACC to the Trust. This Agreement will automatically terminate in the event of its assignment.

12.

Privacy. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of, the Trust or ACC, or collected or retained by ACC to perform its duties as distributor, shall be considered confidential information. ACC shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Trust other than for the purposes for which that information was disclosed to ACC, including use under an exception in Rules 13, 14 or 15 of the Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. ACC shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trust/IC. The Trust/IC represents to ACC that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide ACC with a copy of that statement upon request.

13.

Anti-Money Laundering Compliance. Each of ACC, the Advisor, and the Trust acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

ACC shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by it with any dealer that is authorized to effect transactions in Shares.

Each of ACC and the Trust agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). ACC undertakes that it will grant to the Trust, the Trust's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of its AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust's compliance officer shall have no access to any of ACC's AML Operations, books or records pertaining to other clients of ACC.

14.

Confidentiality. During the term of this Agreement, ACC and the Trust/IC may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to ACC or the Trust which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

15.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Trust; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors.

16.

Limitation of Liability. The Board and shareholders of the Trust shall not be personally liable for obligations of the Trust in connection with this Agreement.

17.

Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, Archer Investment Series Trust, Archer Investment Corporration, 9000 Keystone Crossing, Suite 630, Indianapolis, IN 46240, Attn: Troy Patton; and if to ACC, 8000 Town Centre Drive Broadview Heights Ohio 44147, Attn: Gregory Getts, with a copy to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18.

Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person", and "assignment" shall have the same meaning as such terms have in the 1940 Act.

19.

Arbitration. You hereby agree to settle by arbitration any controversy between you and ACC, or its affiliates, or its or their respective officers, directors, employees or agents which controversy arises out of this Agreement between you and ACC or which relates to any Client's Account, Client authorizations, Account transactions, or in any way arising out of your relationship to your Clients or to ACC. Such arbitration will be conducted by, and according to the securities arbitration rules then in effect of, the American Arbitration Association, FINRA, the New York Stock Exchange or any other U.S.-based national securities exchange registered with the Securities and Exchange Commission. Arbitration may be initiated by serving or mailing a written notice. The notice must specify which forum will hear the arbitration. This specification will be binding on both parties. Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction.

20.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of Montana and the 1940 Act. To the extent that the applicable laws of the State of Montana conflict with the applicable provisions of the 1940 Act, the latter shall control.

signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ATTEST:

Archer Investment Series Trust

/s/ Troy C. Patton____________________

By:  Troy C Patton

Title: President

ATTEST:

Archer Investment Corporation

/s/ Troy C. Patton_____________________

By:  Troy C. Patton

Title:  President

ATTEST:

Arbor Court Capital, LLC

/s/ Gregory B. Getts___________________

By:  Gregory B. Getts

Title:  Owner

SCHEDULE A

TO THE DISTRIBUTION

AGREEMENT BETWEEN

Archer Investment Series Trust and Arbor Court Capital, LLC

Pursuant to Section 1 of the Distribution Agreement among Archer Investment Series Trust (the "Trust") and Arbor Court Capital ("ACC"), the Trust hereby appoints ACC as its agent to be the principal underwriter of the Trust with respect to its following series:

Archer Growth ETF

For the Trust

For the RIA

Dated: 12/10/25 Initial: TCP

Dated: 12/10/25 Initial: TCP

SCHEDULE B

to the ETF DISTRIBUTION

AGREEMENT between

Archer Investment Series Trust and Arbor Court Capital

The service fee schedule for Distribution Services provided by Arbor Court Capital ("ACC") for Archer Investment Series Trust are:

•

$6,000 per annum for the first ETF portfolio or fund; $3,000 per annum for

•

each additional ETF portfolio with managed by identical RIA.

•

Advertising reviews are conducting by ACC's Chief Compliance Officer at a rate of $150/hour (Typically new marketing pieces require 1 to 3 hours to review depending on the number of changes required). Existing marketing pieces previously approved by FINRA using another distributor require an initial review but typically are acceptable by ACC along with the documentation of that previous approval

•

ACC reserves the right to pass along FINRA assessments, State Registration Fees, and/or any Trust specific fees invoiced to ACC.

•

All fees are payable on a monthly basis. ACC reserves the right to invoice quarterly.

For the Trust

For the RIA

Dated: 12/10/25

Initial: TCP

Dated: 12/10/25 Initial: TCP